ActiveIncome
Individual Contingent Deferred Annuity

Issued by
PRUCO LIFE INSURANCE COMPANY

Supplement dated July 7, 2025
to
Prospectus dated June 13, 2025

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the Annuity you own and is not intended to be a prospectus or offer for any other annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus.

Special Contract Provisions for Contracts Issued in Certain States:

The following is added to "Appendix A – Special Contract Provisions for Contracts Issued in Certain States":

Jurisdiction	Special Provisions
Idaho, Louisiana and Wyoming
The definition of Income Withdrawal and Non-Income Withdrawal are replaced with the following:
Income Withdrawal: Any withdrawal taken from the Account that is not designated by you as a Non-Income Withdrawal, or any withdrawal taken after notification to us in Good Order to begin the Income Stage. Once you have taken your first Income Withdrawal from the Account or notified us in Good Order to begin the Income Stage, all further withdrawals will be deemed to be Income Withdrawals.
Non-Income Withdrawal: Any amount taken from the Account prior to the start of the Income Stage that is not designated by you as an Income Withdrawal, or any amount taken prior to notification to us in Good Order to begin the Income Stage and designated as such by you. Once you take a withdrawal that you have not designated as a Non-Income Withdrawal, all future withdrawals will be deemed Income Withdrawals.

Additional Information Related to Your Financial Firm and Financial Professional:

In the “Requirement to Maintain Your Account with an Approved Financial Firm” subsection, the last sentence is revised and restated as follows:

A current list of approved Financial Firms is available at www.prudential.com/ActiveIncomeApprovedFirms.

If you have any questions or would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE
ACTINC-SUP1